UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
Specialized Disclosure Report

TELEFLEX INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	I.R.S Employer Identification Number

550 E. Swedesford Road, Suite 400, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

James Winters, Corporate Vice President, Manufacturing and Supply Chain (610) 225-6800
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended____.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

The disclosures required by this item are included in the Conflict Minerals Report of Teleflex Incorporated (the “Company”), which is filed as Exhibit 1.01 to this Form SD and is publicly available under the “Investors - SEC Filings” section of the Company’s website at www.teleflex.com.

Item 1.02 Exhibit

The Company’s Conflict Minerals Report is filed as Exhibit 1.01 to this Form SD.

Section 2 - Resource Extraction Issuer Disclosure

Item 2.01 Resource Extraction Issuer Disclosure and Report

Not applicable

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report for the reporting period from January 1, 2025 to December 31, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date: May 28, 2026	TELEFLEX INCORPORATED

	By:	/s/ James Winters
		Name:	James Winters
		Title:	Corporate Vice President, Manufacturing and Supply Chain